Exhibit 99.1

WP CityMD Topco LLC

Consolidated Financial Statements

December 31, 2021

WP CityMD Topco LLC

Index

December 31, 2021

Page(s)
Report of Independent Auditors	1–2

Consolidated Financial Statements

Consolidated Balance Sheet	3

Consolidated Statement of Operations and Comprehensive Income	4

Consolidated Statement of Changes in Members’ Equity	5

Consolidated Statement of Cash Flows	6

Notes to Consolidated Financial Statements	7–42

Report of Independent Auditors

To the Management of WP CityMD Topco LLC

Opinion

We have audited the accompanying consolidated financial statements of WP CityMD Topco LLC and its subsidiaries (the “Company”), which comprise the consolidated balance sheet as of December 31, 2021, and the related consolidated statements of operations and comprehensive income, of changes in members’ equity and of cash flows for the year then ended, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the consolidated financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

PricewaterhouseCoopers LLP, 300 Madison Avenue, New York, NY 10017-6204

T: (646) 471 3000, www.pwc.com/us

In performing an audit in accordance with US GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

New York, New York

March 16, 2023

WP CityMD Topco LLC

Consolidated Balance Sheet

December 31, 2021

(in thousands)
Assets
Current assets
Cash and cash equivalents	$259,688
Accounts receivable	395,240
Inventories	46,208
Prepaid expenses and other	81,590
Due from parent company and non-consolidated affilliate	1,266
Marketable securities	11,795

Total current assets	795,787

Noncurrent assets
Property and equipment, net	433,367
Investment in non-consolidated affiliates	26,495
Long-term marketable securities	4,283
Goodwill	2,093,035
Intangible assets, net	180,914
Other assets	40,589

Total noncurrent assets	2,778,683

Total assets	$3,574,470

Liabilities and Members’ Equity
Current liabilities
Accounts payable	$53,218
Accrued compensation and benefits	128,741
Other accrued expenses	119,929
Short-term seller obligations	19,999
Short -term capital lease obligations	7,068
Short-term debt	13,382
Other current liabilities	11,819

Total current liabilities	354,156

Noncurrent liabilities
Long-term debt	1,727,853
Long-term compensation and benefits	54,386
Deferred rent	65,504
Self-insured risks	46,370
Long-term seller obligation	14,706
Deferred tax liability, net	8,129
Long-term capital lease obligations	8,700
Other liabilities	9,629

Total noncurrent liabilities	1,935,277

Total liabilities	2,289,433

Commitments and contingencies (Notes 15 and 18)

Members’ equity	1,285,037

Total liabilities and members’ equity	$3,574,470

The accompanying notes are an integral part of these consolidated financial statements.

WP CityMD Topco LLC

Consolidated Statement of Operations and Comprehensive Income

Year Ended December 31, 2021

(in thousands)
Revenue
Patient service fees	$2,294,660
Performance based fees	36,142
Service fees	7,765
Management fees	3,012

Total revenue	2,341,579

Cost of services
Compensation and related expense	992,985
Medical supplies expense	321,038
Occupancy expense	133,311
Self-insurance risk expense	14,048
Operating expense	67,707
Depreciation and amortization	42,204

Total cost of services	1,571,293

Gross profit	770,286
General and administrative expense	408,890
Equity-based and acquisition-related compensation	67,425
Acquisition transaction and related costs	21,186
Other (income) expense	(2,981)
Interest expense, net	49,946

Income before income tax expense	225,820
Income tax expense	(32,020)
Equity in net income of non-consolidated affiliates	3,449

Net income	197,249

Other comprehensive loss, net of tax
Unrealized loss on marketable securities	(97)

Other comprehensive loss	(97)

Comprehensive income	$197,152

The accompanying notes are an integral part of these consolidated financial statements.

WP CityMD Topco LLC

Consolidated Statement of Changes in Members’ Equity

Year Ended December 31, 2021

(in thousands)
	Capital Account	Comprehensive Loss	Accumulated (Deficit) Retained Earnings	Total
Balance as of December 31, 2020	$1,005,490	$(102)	$(160,891)	$844,497
Acquisition contributions	116,899	—	—	116,899
Capital contributions	120,630	—	—	120,630
Capital redemptions	(5,977)	—	—	(5,977)
Equity-based compensation	11,836	—	—	11,836
Unrealized loss on marketable securities	—	(97)	—	(97)
Net income	—	—	197,249	197,249

Balance as of December 31, 2021	$1,248,878	$(199)	$36,358	$1,285,037

The accompanying notes are an integral part of these consolidated financial statements.

WP CityMD Topco LLC

Consolidated Statement of Cash Flows

Year Ended December 31, 2021

(in thousands)
Cash flows from operating activities
Net income	$197,249
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	57,157
Equity-based compensation	11,836
Amortization of deferred financing costs	5,128
Deferred income taxes	3,438
Equity in net income of nonconsolidated affiliates	(3,449)
Other non-cash activities	314
Changes in operating assets and liabilities,net of business acquisitions
Accounts receivable	(79,924)
Inventories	89
Prepaid expenses and other	(31,874)
Other current and noncurrent assets	(12,158)
Accounts payable and other accrued expenses	39,181
Accrued payroll and compensation benefits	(5,877)
Self-insured risks	7,564
Non-current compensation and benefits	(6,315)
Other current and noncurrent liabilities	40,565

Net cash provided by operating activities	222,924

Cash flows from investing activities
Purchase of property and equipment	(136,397)
Business acquisitions, net of cash acquired	(868,950)
Purchase of marketable securities	(3,376)
Equity Investment acquisition	(1,084)
Proceeds on sale or maturity of investments	500

Net cash used in investing activities	(1,009,307)

Cash flows from financing activities
Proceeds from new term loan	983,044
Principal payments on debt refinancing	(87,260)
Principal payments on revolver and term loan	(6,683)
Capital contributions	82,500
Seller obligation payments	(82,500)
Proceeds from B-1 Topco Equity units	38,130
Redemption of TopCo equity units	(5,977)
Payment of other debt issuance costs	(18,833)
Payments on capital leases obligations	(2,934)

Net cash provided by financing activities	899,487

Net increase in cash and cash equivalents	113,104
Cash and cash equivalents at beginning of the period	146,584

Cash and cash equivalents at end of the period	$259,688

Supplemental Information
Cash paid during the year for interest	40,992
Cash paid for income taxes	37,831
Property and equipment and capital leases included in liabilities	16,339
Non-cash acquisition equity financing	116,899

The accompanying notes are an integral part of these consolidated financial statements.

WP CityMD Topco LLC

Notes to Consolidated Financial Statements

December 31, 2021

1.	Description of The Business

WP CityMD Topco LLC (“Topco” and, together with all consolidated entities, the “Company”) is the sole owner of WP CityMD Holdco LLC (“Holdco”), which is the sole owner of WP CityMD Bidco LLC (“Bidco”). Through its ownership in Bidco, the Company is the sole owner of City Practice Group USA Holdings, LLC (“CityMD”), and its wholly owned subsidiaries including the Urgent MD Risk Retention Group, Inc, (“RRG”) and is the primary beneficiary of City Medical of Upper East Side, PLLC, (“CityMedical NY”) and City Medical of New Jersey, P.C. (“CityMedical NJ”). Refer to Note 5 – Variable Interest Entities for additional information. Topco is owned by Warburg Pincus LLC, several physicians, certain members of management, and other employees and investors. Physicians that own, are employed or contracted by, or are otherwise affiliated with some of the consolidated entities exercise their independent professional clinical judgment when providing clinical patient care. Topco, as the parent company, does not contract with physicians to provide medical services nor does it practice medicine in any way. Actions by physician owned and controlled medical practices may, for ease of reference, be described in these consolidated financial statements as actions by the Company. Such descriptions shall not be read to imply unauthorized corporate practice of medicine.

CityMD is primarily engaged in providing urgent medical care services and operates more than 150 urgent care locations with additional medical facilities in various stages of development primarily throughout the New York metropolitan area, as well as central and northern New Jersey.

The Company owns Zoonie, LLC (“Zoonie”), which provides, either directly or indirectly through wholly owned affiliates, services including: (i) population health services and practice management services; (ii) assistance to and support of the medical practice entities in their development of comprehensive networks of providers and assumption of risk on the medical practice’s attributed patients; and (iii) investment in, and purchase, ownership, development, management, and leasing of real estate. Zoonie’s wholly owned subsidiaries include Summit Health Management, LLC (“SHM”), Diamond Hill Insurance Holdings, LLC, Diamond Hill Insurance Company, Ltd. (“DHIC”), Westfield Medical Properties, LLC, West Orange Medical Properties, LLC, Livingston Medical Properties, LLC, Mountain Medical Properties, LLC, and Bend Surgical Holdings, LLC.

SHM has long-term management service agreements (“MSA”) in place with and is the primary beneficiary of the following entities: Summit Medical Group, P.A. (“SMG”), Bend Memorial Clinic, P.C. (“Bend”) and CityMedical NY. Refer to Note 5 – Variable Interest Entities for additional information. SMG is a multi-specialty medical practice consisting of more than 1,000 providers and over 100 locations throughout central and northern New Jersey, including two locations in Pennsylvania. Bend is a multi-specialty physician practice located in Oregon. CityMedical NY is a multi-specialty medical practice with locations throughout the New York metropolitan area and locations in Connecticut.

In December 2021, the Company acquired Westchester Medical Group, PLLC, f/k/a Westchester Medical Group, P.C., and Westchester Urgent Care, PLLC (collectively “WestMed”). WestMed is a large multi-specialty medical practice, with locations primarily in New York and Connecticut. Refer to Note 3 – Acquisitions for further details on the acquisition of WestMed. WestMed PLLC is considered a variable interest entity of which CityMedical NY is the primary beneficiary. Refer to Note 5 – Variable Interest Entities for additional information. WestMed PLLC has a service agreement with a third-party pursuant to which WestMed PLLC receives certain revenue cycle services, contact center and health information management services, as well as information technology related services and support. Refer to Note 21 – Subsequent Events for further details regarding this arrangement.

WP CityMD Topco LLC

Notes to Consolidated Financial Statements

December 31, 2021

In December 2021, the Company acquired New Jersey Urology, LLC and related entities (collectively “NJU”). NJU is a urology practice with locations predominantly in New Jersey and Pennsylvania. Refer to Note 3 – Acquisitions for further details. The operations of NJU were absorbed by SMG. NJU is considered a variable interest entity of which SMG is the primary beneficiary. Refer to Note 5 – Variable Interest Entities for additional information. In connection with the acquisition of NJU, the Company acquired UMA Holdings, the holding company of Urology Management Associates, LLC and related entities (“UMA”), which is the management company that provides physician practice business support, management and related services to NJU. Effective as of January 1, 2022, SHM and UMA entered into an Interim Inter-Company Management Services Agreement pursuant to which SHM and UMA provide certain management and other services to each other as they continue to work towards consolidating their management and business support entities.

SHM also has a long-term MSA in place with Summit Atlantic Surgery Center, LLC (“SASC”). Refer to Note 10 – Investments in and Advances to Non-Consolidated Affiliates for additional information regarding SASC.

Impacts of COVID-19

In 2020, the World Health Organization declared the novel strain of coronavirus (“COVID-19”) a Public Health Emergency of International Concern. The COVID-19 pandemic caused a disruption to the nation’s healthcare system. The U.S. Government enacted the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) that has a number of benefits that are applicable to the Company and other healthcare providers. As permitted by the CARES Act, the Company elected to defer payment for the employer portion of payroll taxes, totaling $20.8 million.During the year ended December 31, 2021, the Company paid $9.9 million of this amount. The residual value of $10.9 million is recorded in accrued compensation and benefits in the consolidated balance sheet as of December 31, 2021. This amount was paid by the Company during the year ended December 31, 2022.

2.	Summary of Significant Accounting Policies

Basis of Consolidation and Presentation

The accompanying consolidated financial statements of the Company were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements of the Company include the assets, liabilities, revenues, and expenses of all wholly owned subsidiaries, majority-owned subsidiaries over which the Company exercises control, and variable interest entities (“VIE”) in which it has a controlling financial interest and is the primary beneficiary.

Intercompany balances and transactions have been eliminated from the consolidated financial statements.

Variable Interest Entities

Any entity considered a VIE is evaluated to determine which party is the primary beneficiary and thus should consolidate the VIE. This analysis requires significant judgment on various matters. In order to determine if the Company is the primary beneficiary of a VIE, it must determine what activities most significantly impact the economic performance of the entity, whether it has the power to direct those activities, and if its obligation to absorb losses or receive benefits from the VIE could potentially be significant to the VIE.

WP CityMD Topco LLC

Notes to Consolidated Financial Statements

December 31, 2021

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. These estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future. The Company regularly evaluates the accounting policies and estimates used in the reporting periods. In general, the Company bases estimates on historical experience and on reasonable assumptions given the circumstances of operation. Estimates are used in accounting for, among other items, the (i) recognition of net patient service fee revenue and net accounts receivable, which are recorded net of contractual adjustments and implicit price concessions, (ii) assumptions used in the determination of the fair value of equity incentive compensation, (iii) valuation of long-lived assets and their recoverability, including goodwill impairment, (iv) useful lives for depreciation and amortization of long-lived assets, including cloud computing arrangements, (v) bonus compensation, (vi) the recognition and disclosure of contingent liabilities, and (vii) self-insured liabilities. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. All short-term, highly liquid investments, otherwise qualifying as cash equivalents that are included in marketable securities in the consolidated balance sheet are treated as investments and are therefore excluded from cash and cash equivalents in the consolidated statement of cash flows. The Company maintains amounts on deposit with various financial institutions, which may, at times, exceed federally insured limits. However, management periodically evaluates the creditworthiness of those institutions, and has not experienced any losses on deposits.

DHIC’s cash equivalents held on deposit as collateral for its primary insurance carrier contract arrangement are presented as long-term marketable securities in the consolidated balance sheet. Cash held as collateral for letters of credit available to NJU and its related entities are classified under other assets in the consolidated balance sheet.

Accounts Receivable

The Company’s accounts receivable are from services rendered at an estimated transaction price considering contractual adjustments and implicit price concessions from Medicare, managed care health plans, commercial insurance companies, workers’ compensation programs, and patients. The Company analyzes its collection history and identifies trends for each of its sources of revenue as part of its estimation process.

Marketable Securities

The Company records all equity securities with readily determinable fair values for which the Company does not exercise significant influence at fair value and records the change in fair value for the reporting period in the consolidated statement of operations and comprehensive loss. Debt securities with readily determinable fair values for which the Company does not exercise significant influence are reported as available-for-sale securities, which are carried at fair value, with unrealized holding gains or losses reported in comprehensive loss within the consolidated statement of changes in members’ equity. Realized gains and losses are recognized in other (income) expense in the consolidated statement of operations and comprehensive income using the specific identification method and is included in equity in net income of nonconsolidated affiliates and other in the consolidated statement of operations and comprehensive income. Declines in value related to credit losses are charged against earnings and a corresponding allowance for credit losses is recorded.

WP CityMD Topco LLC

Notes to Consolidated Financial Statements

December 31, 2021

Inventories

Inventories are valued at the lower of cost or net realizable value. Cost is determined using the first-in, first-out method. Inventories consist of disposable medical supplies, pharmaceuticals, surgical implants and prostheses, and other supplies.

Fair Value Measurements

Financial instruments consist of cash and cash equivalents, marketable securities, accounts receivable, accounts payable, and long-term debt. Cash equivalents, except for money market funds, are stated at cost which approximates fair value as of the balance sheet date due to the short time period to maturity. Money market funds are stated at fair value. Accounts receivable, accounts payable, the revolving line of credit, and accrued expenses are stated at their carrying value, which approximates fair value due to the short-term nature of the expected receipt or payment.

Assets and liabilities recorded at fair value on a recurring basis in the consolidated balance sheet are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

Level 1	Quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2	Significant observable inputs other than Level 1, that are observable for the asset or liability, either directly or indirectly through corroboration with observable market data.

Level 3	Unobservable inputs that are supported by little or no market data for the related assets or liabilities.

The categorization of a financial instrument within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Property and Equipment

The Company records property and equipment at cost, except when acquired as part of an acquisition transaction, in which case it is recorded at fair value at the date of the acquisition. The Company depreciates assets using the straight-line method over the estimated useful life of the assets. Estimated useful lives are periodically reviewed and, when appropriate, changes are made prospectively.

The Company reports buildings, land improvements, leasehold improvements, medical equipment, computer software and equipment, furniture, fixtures and office equipment, internally developed software, and vehicles, net of accumulated depreciation and amortization and any asset impairments.

WP CityMD Topco LLC

Notes to Consolidated Financial Statements

December 31, 2021

Useful lives are generally as follows:

Asset Category	Years
Buildings	27 to 29
Leasehold improvements	The lesser of the lease term or the asset life
Medical equipment	7
Computer software, equipment and other	3 to 10
Furniture, fixtures, and office equipment	5
Internally developed software	3

Costs incurred in connection with capital projects that have not been completed as of the consolidated balance sheet dates, consisting primarily of improvements to leased facilities, are not depreciated. Once completed, and the site opens for business, the assets are placed in service and depreciated.

Maintenance and repair costs are expensed as incurred. Costs that increase the estimated useful life of an asset, are capitalized.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the identifiable net assets acquired in a business combination. The Company tests goodwill for impairment annually at the beginning of the fourth quarter or more frequently if impairment indicators exist. The Company reviews goodwill for impairment utilizing either a qualitative or a quantitative approach.

In performing a qualitative assessment, the Company assesses and makes judgements regarding a variety of factors which potentially impact the fair value of its reporting units, including general economic conditions, industry and market specific conditions, customer behavior, cost factors, the Company’s financial performance and trends, its strategies and business plans, capital requirements, management and personnel issues, and the Company’s equity value, among others. The Company then considers the totality of these and other factors, placing more weight on the events and circumstances that are judged to most affect a reporting unit’s fair value or the carrying amount of its net assets, to reach a qualitative conclusion regarding whether it is more likely than not that the fair value of the reporting units exceed their carrying amount. If the Company determines that the fair value of a reporting unit is more likely than not to be less than its carrying amount, a quantitative impairment test is performed.

When the Company performs a quantitative assessment, the Company utilizes one or more of three primary approaches to assess fair value: (a) an income-based approach, using projected discounted cash flows, (b) a market-based approach, using valuation multiples of comparable companies, and (c) a transaction-based approach, using valuation multiples for recent acquisitions of similar businesses made in the marketplace.

Fair value estimates used in the quantitative impairment test are calculated using a combination of the income and market approaches. The income approach is based on the present value of future cash flows, while the market approach is based on certain multiples of selected guideline public companies or selected guideline transactions. The approaches incorporate a number of market participant assumptions including future growth rates, discount rates, economic trends, and internal factors such as changes in the Company’s business strategy or internal forecasts, income tax rates, and market activity in assessing fair value. If the carrying amount exceeds the reporting unit’s fair value, an impairment charge is recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value.

WP CityMD Topco LLC

Notes to Consolidated Financial Statements

December 31, 2021

The fair value measurement associated with the quantitative goodwill impairment test is based on significant inputs that are not observable in the market and thus represents a Level 3 measurement. Significant changes in the underlying assumptions used to value goodwill could significantly increase or decrease the fair value estimates used for impairment assessments.

There were no goodwill impairment charges recognized during the year ended December 31, 2021.

Long-Lived Assets

All identifiable intangibles are amortized on a straight-line basis over the estimated useful life or term of related agreements. The Company’s intangible assets as of December 31, 2021 consist entirely of tradenames and are amortized over a period of up to 20 years. The Company’s long-lived assets, including amortizable intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The evaluation of the long-lived assets is performed at the lowest level of identifiable cash flows. The Company measures the recoverability of assets to be held and used by a comparison of the carrying amount of the asset to the expected net future undiscounted cash flows to be generated by that asset, or, for identifiable intangibles with finite useful lives, by determining whether the amortization of the intangible asset balance over its remaining life can be recovered through undiscounted future cash flows. The Company recorded an impairment charge of $0.7 million during the year ended December 31, 2021, refer to Note 9 – Goodwill and Intangible Assets.

The Company classifies long-lived assets to be disposed of other than by sale as held and used until they are disposed. The Company reports long-lived assets to be disposed of by sale as held-for-sale and recognizes those assets in the consolidated balance sheet at the lower of carrying amount or fair value less cost to sell, and ceases recording depreciation. There were no held-for-sale assets for the years ended December 31, 2021.

Fair value measurements are based on significant inputs that are not observable in the market, therefore representing a Level 3 measurement. Significant changes in the underlying assumptions used to value long-lived assets could significantly increase or decrease the fair value estimates used for impairment assessments.

Investments in and Advances to Non-consolidated Affiliates

Investments in entities that the Company does not control but in which the Company has the ability to exercise significant influence over the operating and financial policies of the investee are accounted for under the equity method. Equity method investments are recorded at original cost and adjusted periodically to recognize the Company’s proportionate share of the investees’ net income or losses after the date of investment, additional contributions made, dividends or distributions received, and impairment losses resulting from adjustments to net realizable value. The Company records equity method losses in excess of the carrying amount of an investment when the Company guarantees obligations, or the Company has otherwise committed to provide further financial support to the affiliate. Earnings from equity method investments are recorded in the consolidated statement of operations and comprehensive income under equity in net income of nonconsolidated affiliates and other.

Management periodically assesses the recoverability of the Company’s equity method investments for impairment. The Company considers all available information, including the recoverability of the investment, the earnings and near-term prospects of the affiliate, factors related to the industry,

WP CityMD Topco LLC

Notes to Consolidated Financial Statements

December 31, 2021

conditions of the affiliate, and the ability, if any, to influence the management of the affiliate. The Company assesses fair value based on valuation methodologies, including discounted cash flows, estimates of sales proceeds, and external appraisals. If an investment is impaired and the decline in value is other than temporary, the Company records a write-down. There were no impairments to equity method investments in the year ended December 31, 2021.

Debt Issuance Costs

Debt issuance costs are amortized on a straight-line basis, which approximates the effective interest method, with the amortization recorded in interest expense in the statement of operations and comprehensive income.

Cloud Computing Arrangements

For cloud computing arrangements that are a service contract, the Company capitalizes certain implementation costs incurred (depending on their nature) during the application development stage of the related project, and expense costs during the preliminary project and post-implementation stages as they are incurred. Capitalized implementation costs are expensed on a straight-line basis over the reasonably certain term of the hosting arrangement, beginning when the module is ready for its intended use. The Company’s cloud computing arrangements relate to various areas including corporate and administrative functions as well as medical billing and record retention. Capitalized amounts related to such arrangements are recorded within prepaid expenses and other for the current portion and within other assets for the noncurrent portion in the consolidated balance sheet. As of December 31, 2021, the current portion of unamortized capitalized costs included in prepaid expenses and other and the noncurrent portion in other assets were $3.1 million and $11.0 million, respectively. Capitalized implementation costs expensed were $0.9 million for the year ended 2021 and were recorded in General and administrative expense in the consolidated statement of operations.

Revenue Recognition

Patient service fees consist primarily of revenues derived from providing patient care on a fee for service basis. Performance obligations are based on the nature of services provided. The Company generally recognizes revenue at the point in time in which healthcare services are rendered, and the Company has no obligation to provide further patient services.

The contractual relationships with patients, in most cases, involve a third-party payor (e.g., Medicare, Medicaid and private insurance organizations, including plans offered through the health insurance exchanges) and the transaction prices for the services provided are dependent upon the terms provided by or negotiated with the third-party payors. The Company assesses the consumers’ ability to pay at the time of their service based on the Company’s verification of the customer’s insurance coverage under the Medicare, Medicaid, and other commercial or managed care insurance programs. Laws and regulations governing the governmental programs in which the Company participates are complex and subject to interpretation.

The transaction price for patient service revenues includes estimates for contractual allowances and adjustments that may arise from payment history and other reviews, plus implicit price concessions (uncollectible payor and patient amounts). The Company estimates contractual allowances by type of service and by payors based on the rates in effect for each primary third-party payor. In other instances, a net revenue per visit amount is estimated based on historical experience. Implicit price concessions are based on historical experience and success rates in the claims adjudication process and for uncollectible amounts for each type of payor. Amounts collected from all sources may be less than amounts billed due to implicit price concessions, resulting from client eligibility issues, insufficient or incomplete documentation, services at levels other than authorized, pricing differences and other reasons unrelated to credit risk.

WP CityMD Topco LLC

Notes to Consolidated Financial Statements

December 31, 2021

Management continually reviews the revenue transaction price estimation process to consider and incorporate updates to laws and regulations and the frequent changes in managed care contractual terms that result from contract renegotiations and renewals. Due to complexities involved in determining amounts ultimately due under reimbursement arrangements with third-party payors, which are often subject to interpretation, the Company may receive reimbursement for healthcare services authorized and provided that is different from estimates, and such differences could be material. In addition, laws and regulations governing the Medicare and Medicaid programs are complex, subject to interpretation, and are routinely modified for provider reimbursement.

Performance based fees are received from select payors based on the Company’s post-visit success with patients that results in payor cost savings. The Company estimates and records performance-based fee revenues to the extent it would not result in a significant reversal of revenue.

Service and management fees are earned by providing financial and support services to SASC, a nonconsolidated investment, and third-party health providers.

All performance-based, service fee, and management fee revenue is recognized over time. Revenue is recorded on an accrual basis using the Company’s best estimate of the transaction price for the type of service provided to patients.

Cost of Service

Cost of service expenses are composed of site-specific physician and support payroll costs, guaranteed payments, site-specific occupancy costs, self-insurance, the cost of medical supplies, vaccines, laboratory tests, third-party radiology fees consumed or utilized in the course of treating patients, other site-specific operating expenses, and depreciation of property and equipment and amortization of intangibles related to clinical locations. Cost of services also includes certain guaranteed payments which relate to medical and administrative services performed by the Company’s physician partners. Medical services are compensated at an hourly rate, or a per service provided rate, for services performed at one of the Company’s sites and are included in site expenses in the accompanying consolidated statement of operations and comprehensive income. Administrative services performed by certain physician partners are compensated at an agreed-upon hourly or biweekly rate.

Occupancy Expenses and Deferred Rent

Occupancy expenses include rent expense, real estate taxes associated with leased property, and costs related to utilities, cleaning, waste removal and security services.

Certain of the Company’s leases contain periodic rent escalations and rent concessions. The Company recognizes rent expense, including the effects of any rent escalations or concessions, ratably, using the straight-line basis, over the term of each executed lease, beginning at the earlier of the first lease payment or the date of possession of the leased property. The difference between the amounts charged to expense and the amount of rent paid is recorded as deferred rent and amortized over the term of the lease. The deferred rent balance is classified as a noncurrent liability in the consolidated balance sheet.

Real estate taxes associated with leased property are recognized monthly based on the taxing authority’s periodic tax assessment, with corresponding entries to prepaid or accrued expense, depending on the timing of actual payments made. Costs related to utilities, cleaning, waste removal, and security services are recognized when incurred.

WP CityMD Topco LLC

Notes to Consolidated Financial Statements

December 31, 2021

General and Administrative

General and administrative expenses are composed of expenses to staff and to operate the Company’s corporate operations, including expenses such as executive compensation, development, billing, accounting, legal fees, professional consulting services, guaranteed payments made to partners for nonclinical administrative services, general insurance, advertising costs, and administrative and other indirect overhead costs.

Advertising Cost

Advertising costs are recorded in the period in which the advertising takes place, or the marketing is utilized, which includes regional print, radio, internet, and promotional costs incurred to create brand awareness and increase patient traffic to clinical locations. Advertising expenses directly related to clinical locations are included in cost of services in the consolidated statement of operations and comprehensive income and amounted to $1.5 million for the year ended December 31, 2021. Corporate advertising expenses that were included in general and administrative expenses in the consolidated statement of operations and comprehensive income totaled $13.4 million year ended December 31, 2021.

Equity-Based Compensation

The Company accounts for the awards of equity-based compensation to employees in accordance with Accounting Standards Codification (“ASC”) 718, Stock-based Compensation. The fair value of units are determined on the date granted to employees and recognized as compensation expense in the Company’s consolidated financial statements on a straight-line basis over the requisite service period. Certain incentive units have performance vesting criteria based on an extraordinary change in control or qualifying liquidating event. The related compensation expense is recognized when the probability of the event is likely and performance criteria are met. The Company recognizes forfeitures as they occur. These awards are recognized as an equity contribution from Topco. Refer to Note 17 – Equity Incentive Plan for further details.

Income Taxes

The Company is a partnership for U.S. federal and state income tax reporting and therefore is not a taxpayer. All the U.S. federal and state income tax amounts reported, except for the taxes of Bend, are the tax liabilities of Holdco and its subsidiaries. From June 7, 2017, Holdco has elected to be taxed as a corporation subject to U.S. federal and state income taxes.

The Company uses the asset and liability approach for financial accounting and reporting for income taxes. The provision for income taxes includes federal and state income taxes currently payable or receivable and those deferred because of temporary differences between the financial statement and tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which those temporary differences are estimated to be recovered or settled.

The Company recognizes deferred tax assets to the extent it believes the assets are more likely than not to be realized. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and the results of recent operations.

WP CityMD Topco LLC

Notes to Consolidated Financial Statements

December 31, 2021

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than a fifty percent likelihood of being realized upon settlement. There were no uncertain tax positions identified as of December 31, 2021.

The Company recognizes interest and penalties, if any, associated with tax matters (including uncertain tax positions) as part of the income tax provision and includes accrued interest and penalties with the related tax liability in the Company’s consolidated balance sheet. Interest accrued is recorded as interest expense while penalties are recorded as an operating expense.

Topco files a federal consolidated corporate income tax return. Bend is included in the consolidated financial statements but is not part of the consolidated corporate income tax return, and files a separate federal income tax return. State income tax returns are filed on a separate, combined, or consolidated basis in accordance with relevant state laws and regulations. Certain limited liability companies, and other consolidated pass-through entities or equity method investments file separate federal and state income tax returns. The Company includes the allocable portion of each pass-through entity’s income or loss in the Company’s federal income tax return.

Comprehensive Income (Loss)

Comprehensive income (loss) is comprised of unrealized income (loss) on available-for-sale marketable debt securities and is included in the consolidated statement of operations and comprehensive income.

Recent Accounting Pronouncements

The following indicates the Company’s assessment of the impact of Financial Accounting Standards Board (“FASB”) pronouncements that are applicable to the Company and may have an impact on the consolidated financial statements upon adoption.

New Accounting Pronouncements Adopted

Accounting Standards Update (“ASU”) 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, replaces the incurred loss impairment model with a requirement to recognize lifetime expected credit losses immediately when a financial asset originated or is purchased. The financial instruments primarily subject to ASU 2016-13 are the Company’s accounts receivable derived from contracts with customers. The Company early adopted the standard on January 1, 2021 using a modified retrospective approach with no material impact to the consolidated financial statements.

ASU No. 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, addresses diversity in practice surrounding the accounting for costs incurred to implement a cloud computing hosting arrangement that is a service contract by establishing a model for capitalizing or expensing such costs, depending on their nature and the stage of the related project during which they are incurred. Any capitalized costs are to be expensed over the reasonably certain term of the hosting arrangement and presented in the same line within the statement of operations as the expense for the arrangement’s fees. ASU 2018-15 also requires enhanced qualitative and quantitative disclosures surrounding hosting arrangements that are service contracts. The Company adopted ASU 2018-15 as of the beginning of fiscal year 2021 with no material impact on its consolidated financial statements and related disclosures. Prior to adoption, the Company had already generally accounted for the capitalization of implementation costs incurred in connection with cloud computing arrangements in a manner consistent with the

WP CityMD Topco LLC

Notes to Consolidated Financial Statements

December 31, 2021

new standard. Therefore, other than the new disclosure requirements and financial statement presentation changes, the adoption of ASU 2018-15 did not have an impact on the Company’s consolidated financial statements.

New Accounting Pronouncements Not Yet Effective

ASU 2021-10, Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance, requires annual disclosures that increase the transparency of transactions involving government grants, including (1) the types of transactions, (2) the accounting for those transactions, and (3) the effect of those transactions on an entity’s financial statements. ASU 2021-10 is effective for all entities for annual periods beginning after December 15, 2021. The Company does not expect the adoption of ASU 2021-10 to have an impact on the consolidated financial statements.

ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, requires contract assets and contract liabilities acquired in a business combination to be recognized and measured by the acquirer on the acquisition date in accordance with Accounting Standards Codification Topic 606—Revenue from Contracts with Customers (“ASC 606”). Under current GAAP, an acquirer generally recognizes assets acquired and liabilities assumed in a business combination, including contract assets and contract liabilities arising from revenue contracts with customers, at fair value on the acquisition date. This ASU will result in the acquirer recording acquired contract assets and liabilities on the same basis that would have been recorded by the acquiree before the acquisition under ASC 606. The guidance is effective for annual and interim periods beginning after December 15, 2023. This update should be applied prospectively to business combinations occurring on or after the effective date of the guidance. The Company is evaluating the impact that ASU 2021-08 may have on its consolidated financial statements.

ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting provides temporary optional guidance to ease the potential burden in accounting for reference rate reform. The ASU provides optional expedients and exceptions for applying U.S. GAAP to contracts and transactions that reference LIBOR or another reference rate expected to be discontinued. It is intended to ease the financial reporting burdens related to the expected market transition to alternative reference rates. In December 2022, the FASB issued ASU 2022-06, Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848, to extend the temporary accounting rules under Topic 848 from December 31, 2022 to December 31, 2024. The Company is currently evaluating the impact that this guidance may have on its consolidated financial statements.

ASU 2016-02, Leases (Topic 842) and subsequently issued supplemental ASUs (collectively “ASC 842”) requires an entity to recognize assets and liabilities on the balance sheet for both financing and operating leases and requires additional qualitative and quantitative disclosures regarding lease arrangements. ASC 842 is effective for private companies in fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. The Company will adopt the new standard using the modified retrospective approach. The Company estimates that the adoption of ASC 842 will result in initial increases of its long-term assets and liabilities of approximately $900.0 million to $1.0 billion relating to its operating lease commitments existing as of the adoption date that will become subject to balance sheet recognition. These balances will fluctuate over time as the Company’s lease portfolio changes as a result of ongoing lease-related activity.

WP CityMD Topco LLC

Notes to Consolidated Financial Statements

December 31, 2021

3.	Business Combinations

Acquisitions are an important part of the Company’s long-term growth strategy to expand its medical provider network and market presence, as well as enhance its patient service offerings in both urgent and multi-specialty health care.

The Company accounts for business combinations using the acquisition method of accounting in accordance with ASC 805, Business Combinations. The purchase price is allocated to the tangible and intangible assets acquired and liabilities assumed using the fair values determined by management as of the acquisition date. The excess of the purchase price over the estimated fair value of the net assets acquired is recorded as goodwill. The consolidated financial statements reflect the operations of an acquired business beginning as of the date of acquisition.

Certain assumptions and estimates are employed in evaluating the fair value of assets acquired and liabilities assumed. These estimates may be affected by factors such as changing market conditions, or changes in regulations governing the health care industry. The most significant assumptions requiring judgment involve identifying and estimating the fair value of intangible assets and their associated useful lives for establishing amortization periods. Depending on the significance and complexity of the acquisition, the Company may utilize the services of independent valuation specialists to assist in the determination of the fair value of acquired tangible and intangible assets.

While the Company uses its best estimates and assumptions to accurately value the assets acquired and liabilities assumed, such estimates are subject to refinement as additional information is obtained about the facts and circumstances that existed as of the respective acquisition dates. The purchase price allocation is finalized once all information is obtained, but not to exceed one year from the acquisition date. Adjustments made to the values of the assets acquired and liabilities assumed made during the one-year measurement period will have a corresponding offset to goodwill. Such adjustments may have a significant impact on the consolidated financial statements.

Transaction costs related to acquisitions are expensed as incurred. During the year ended December 31, 2021, the Company incurred transaction costs totaling $21.2 million. Such costs are included within Acquisition transaction and related costs in the accompanying consolidated statement of operations and comprehensive income.

2021 Acquisitions

On December 30, 2021, the Company acquired all the outstanding stock and units of NJU for a total purchase price of approximately $510.8 million, net of cash acquired. As one of the largest urology practices in the United States with over 150 urologists, radiation oncologists, medical oncologists, and clinicians, NJU enhances the Company’s urologic service line and complements its cancer treatment services.

WP CityMD Topco LLC

Notes to Consolidated Financial Statements

December 31, 2021

The fair value of the $510.8 million in consideration transferred consisted of: (1) cash consideration paid at close of $399.3 million, net of $8.4 million in cash acquired and inclusive of a $6.0 million working capital escrow, (2) non-cash consideration of $78.4 million representing the portion of rollover equity in Class B-1 Prime Membership Units issued in connection with the acquisition, and (3) $33.2 million of deferred cash consideration, which was calculated taking into consideration services rendered by the recipients prior to the acquisition date but payable, contingent upon the recipients remaining employed at the time of payment. The deferred cash consideration liability is measured at fair value and is classified under level 3 as part of the fair value hierarchy. The fair value represents management’s estimate of the amount payable in accordance with the acquisition agreement. Refer to Note 13 – Seller Obligations for further information. To fund the cash consideration, the Company used a combination of existing cash on-hand and proceeds from the refinancing of its term loan facility, which included incremental borrowings of $900.0 million. Refer to Note 11 – Debt for further information regarding the debt refinancing transaction.

Additional compensation associated with the NJU acquisition included the issuance of $33.1 million of Class B-1 Prime Membership Units and another $16.8 million of deferred cash consideration. The rights to such compensation amounts are tied to the continued employment and services of the recipients post-acquisition. As such, the amounts are considered compensatory and are expensed ratably on a straight-line basis over the requisite service periods. Refer to Note 13 – Seller Obligations and Note 17 – Equity Incentive Plan for more information.

Goodwill consists largely of the acquisition of a highly skilled workforce, synergies and expanded clinical and market opportunities across the Company’s coordinated health care network. The resulting goodwill is not expected to be deductible for tax purposes.

The following table summarizes the fair value of the assets acquired, and the liabilities assumed at the acquisition date:

(in thousands)
Assets acquired
Accounts receivable	$25,311
Property and equipment	25,337
Inventories	4,313
Prepaid and other current asset	12,147
Other assets	10,370
Identifiable intangible assets:
Goodwill	469,137
Intangible assets	4,200

Total assets acquired	$550,815

Liabilities assumed
Accounts payable and other accrued expenses	$15,236
Accrued compensation and benefits	15,246
Other current liabilities	3,777
Other liabilities	5,751

Total liabilities assumed	40,010

Net assets	$510,805

WP CityMD Topco LLC

Notes to Consolidated Financial Statements

December 31, 2021

On December 23, 2021, the Company acquired 100 percent ownership in WestMed for a purchase price of approximately $490.4 million, net of cash acquired. WestMed is a large multi-specialty medical practice, staffed by a team of approximately 500 physicians and 1,500 clinical employees based primarily in New York and Connecticut. With this acquisition, the Company expanded its multi-specialty health care service offerings in these regions.

The fair value of consideration transferred of $490.4 million consisted of: (1) cash consideration of $453.5 million, net of $19.3 million in cash acquired and (2) non-cash consideration of $36.9 million representing the portion of Class B-1 Prime Membership Units issued in connection with the acquisition.

Additional compensation associated with the WestMed acquisition included the issuance of $71.8 million of Class B-1 Prime Membership Units, $50.0 million of deferred cash consideration and $100.0 million of deferred productivity bonuses. The deferred productivity bonuses are paid in cash upon the achievement of performance-based targets over a specified period of time. The rights to all such compensation amounts are ultimately tied to the continued employment and services of the recipients post-acquisition. As such, the amounts are considered compensatory and are expensed over the requisite service periods. Refer to Note 13 – Seller obligations and Note 17 – Equity Incentive Plan for more information regarding the deferred cash consideration and Class B-1 Prime Membership Units.

Goodwill consists largely of the acquisition of a highly skilled workforce, synergies and expanded clinical and market opportunities across the Company’s coordinated health care network. The resulting goodwill is not expected to be deductible for tax purposes.

WP CityMD Topco LLC

Notes to Consolidated Financial Statements

December 31, 2021

The following table summarizes the fair value of the assets acquired and the liabilities assumed at the acquisition date:

(in thousands)
Assets acquired
Accounts receivable	$48,612
Inventories	2,447
Prepaid and other current asset	7,877
Property and equipment	53,304
Other assets	3,006
Identifiable intangible assets:
Goodwill	418,596
Intangible assets	5,900

Total assets acquired	$539,742

Liabilities assumed
Accounts payable and other accrued expenses	$13,683
Accrued compensation and benefits	24,790
Capital lease obligations	7,637
Other liabilities	3,218

Total liabilities assumed	49,328

Net assets	$490,414

Other Acquisitions

During the year ended December 31, 2021, the Company completed other acquisitions for a total aggregate consideration of approximately $17.8 million, including $16.1 million of cash consideration and $1.7 million of Topco equity units. The purchase price was allocated to property and equipment of $1.4 million and other assets of $0.7 million based on estimated fair values at the acquisition date, with the excess of purchase price recognized as goodwill amounting to $15.7 million, that can be amortized for tax purposes. The acquisitions expanded the Company’s multi-specialty services in new markets.

WP CityMD Topco LLC

Notes to Consolidated Financial Statements

December 31, 2021

4.	Patient Service Fee Revenue and Accounts Receivable

As disclosed in Note 2 – Summary of Significant Accounting Policies, contractual relationships with patients, generally also involve a third-party payor. As a result, the Company receives payments from healthcare payors as well as from self-pay patients who may bear some, or all of the cost of the service in the form of co-pays, coinsurance or deductible, or the entire cost when the patient does not have health insurance. As of December 31, 2021, patient and payor fees represented approximately 24% and 76%, respectively, of gross accounts receivable. Receivables from payors include patient care services covered by Medicare and Medicaid programs from the federal government, managed care plans and private insurers. Management recognizes that revenues and receivables from certain payors are significant to the Company’s operations, but it does not believe that there is significant credit risk associated with such payors. Concentration of credit risk with respect to patients is limited due to a large patient population and the value of individual patient accounts receivable.

5.	Variable Interest Entities

The Company is the primary beneficiary of certain VIEs, which are included in the consolidated financial statements. These VIEs include, SMG, CityMedical NY, CityMedical NJ, NJU, WestMed PLLC and a professional corporation, Bend. Through the limited liability related agreements and its wholly owned subsidiary SHM’s MSAs with each of these entities, the Company, through SHM, provides comprehensive business support services to all of these entities. Accordingly, the Company has the decision-making power over the nonclinical activities that most significantly impact the economic performance of the VIEs and an obligation to absorb losses or receive benefits from the VIE that could potentially be significant to the VIE. These decisions and significant activities include, but are not limited to, the approval of operating and capital budgets, the ability to direct nonclinical activities, including the sole ability to hire and terminate nonclinical personnel, and the purchase and sale of nonclinical assets. The Company, through its wholly owned subsidiary SHM, also has certain rights and obligations to its involvement with the VIEs, including requirements over marketing efforts, nonclinical oversight of patient admissions, training, procurement, billing, collections and maintenance of medical records. In addition, the Company has related party common equity ownership and senior management influence with the equity owners of the VIEs.

Certain VIEs, including SMG, CityMedical NY, CityMedical NJ, NJU, and WestMed PLLC, have securitized their assets, which can be used to settle certain Company debt obligations in addition to their own obligations. Therefore, these entity assets and liabilities are not separately disclosed below. The terms of other VIE management agreements with SHM do not allow the Company to use their assets to satisfy the obligations of other consolidated entities. During 2021, the Company continued the execution of a phased transfer of certain assets and operations from CityMedical NJ to SMG. In addition, the Company provides overall support to the VIEs through its bank credit facilities.

WP CityMD Topco LLC

Notes to Consolidated Financial Statements

December 31, 2021

The VIE assets and liabilities included in the consolidated balance sheet that are not available to satisfy obligations of other consolidated entities as of December 31, 2021, are as follows:

(in thousands)	2021
Assets
Current assets
Cash and cash equivalents	$9,870
Accounts receivable	11,649
Other current assets	2,546

Total current assets	24,065

Total assets	$24,065

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$2,897
Other current liabilities	28

Total current liabilities	2,925
Other long-term liabilities	2,192

Total liabilities	$5,117

Management fee revenues recorded by SHM under MSAs with the VIEs that are not allowed to use their assets to satisfy the obligations of other consolidated entities totaled $95.0 million, for the year ended December 31, 2021. This amount was eliminated in consolidation.

As of December 31, 2021, the related SHM management fee receivable balance with VIEs that are not allowed to use their assets to satisfy the obligations of other consolidated entities was $23.9 million. This amount was eliminated in consolidation.

6.	Marketable Securities

Marketable securities represent assets held at DHIC. DHIC is responsible for a substantial portion of the Company’s professional liability claims. Refer to Note 14 – Self-Insured Risks for additional information. The classification of these investments as current or noncurrent is based on the maturity of the underlying securities. During the year ended December 31, 2021, unrealized income (loss) on marketable securities still held at the reporting date were netted and recognized in the consolidated statement of operations and comprehensive income.

WP CityMD Topco LLC

Notes to Consolidated Financial Statements

December 31, 2021

The fair values of the Company’s marketable securities as of December 31, 2021 are as follows:

		Fair Value Measurements
(in thousands) 2021	Fair Value	Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Equity securities	$11,593	$8,683	$2,910
Debt securities	2,544	—	2,544
Trust fund deposits	1,940	1,940	—

	$16,077	$10,623	$5,454

There were no Level 3 marketable securities as of December 31, 2021.

The Company’s investments are recorded on the consolidated balance sheet at their fair values. Fair values are based on the last reported prices from independent securities brokers.

Debt securities with fair values below cost that are not expected to be recovered are adjusted. Adjustments resulting from credit losses are recorded as Other (income) expenses on the consolidated statement of operations and comprehensive income. Adjustments, not associated with credit losses, are recorded within Other comprehensive income in the consolidated statement of operations and comprehensive income.

Equity securities are measured at fair value through profit and loss, with movements in fair value recognized directly in Other (income) expenses on the consolidated statement of operations and comprehensive income.

As of December 31, 2021, the Company’s equity securities include investments in mutual funds. None of the funds impose redemption penalties and do not have a redemption notice period. In addition, there are no unfunded commitments.

As of December 31, 2021, management considered the nature and number of available-for-sale debt securities in an unrealized loss position. Given there is no decline in expected return on the securities and the Company’s ability and intent to hold the securities through maturity, there was no credit loss considered or recorded on these investments.

During the year ended December 31, 2021, proceeds from disposal of investments amounted to $0.5 million.

Trust fund deposits include cash equivalents and are held as security for DHIC’s primary insurance carrier.

WP CityMD Topco LLC

Notes to Consolidated Financial Statements

December 31, 2021

As of December 31, 2021, the maturity distribution of debt securities is as follows:

Amortized Cost
(in thousands)	2021
Within one year	$200
Between one and five years	1,251
More than five years	1,085

Total	$2,536

7.	Property and Equipment

Below is a schedule of property and equipment by asset class:

(in thousands)	2021
Asset category
Leasehold improvements	$280,841
Medical equipment	98,987
Furniture, fixtures, and office equipment	32,302
Computer software	17,568
Computer equipment	38,395
Building	9,762
Internally developed software	2,513
Other	1,047

Total property and equipment	481,415
Less: Accumulated depreciation	(140,876)
Construction in progress	87,368
Land	5,460

Property and equipment, net	$433,367

Depreciation expense was $46.2 million for the year ended December 31, 2021. Depreciation related to clinical locations is included in cost of services and depreciation related to corporate locations is included in general and administrative expenses on the consolidated statement of operations and comprehensive income.

8.	Leases

Operating Leases

The Company leases various medical equipment and administrative and operating locations under noncancelable leases. Rent expense is recognized on a straight-line basis over the term of the lease. Rent expense for the year ended December 31, 2021 amounted to $98.9 million. Leases generally range in terms from one to twenty years with early termination and renewal provisions.

WP CityMD Topco LLC

Notes to Consolidated Financial Statements

December 31, 2021

As of December 31, 2021, the Company had the following future minimum operating lease commitments:

(in thousands)
Fiscal Year
2022	$118,105
2023	120,185
2024	117,672
2025	112,052
2026	107,445
Thereafter	700,649

The Company leases clinical space from noncontrolled interest entities. The total rent paid to these entities for the leased space during the year ended December 31, 2021 was $2.5 million. There was no outstanding unpaid rent as of December 31, 2021.

Capital Leases

The Company is obligated under capital leases representing an aggregate amount due of $15.8 million as of December 31, 2021. The noncurrent portions of the capital leases generally have repayment periods of three to five years. Interest rates on capital leases range from 3.0% to 8.5%.

9.	Goodwill and Intangible Assets

The changes in the carrying amount of goodwill during the year ended December 31, 2021 consisted of the following:

(in thousands)	2021
Beginning balance	$1,189,612
Goodwill acquisitions	903,423

Ending balance	$2,093,035

The Company’s intangible assets as of December 31, 2021 consisted of the following:

(in thousands)
2021 Description	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Summit trade name	$50,500	$(6,020)	$44,480
CityMD trade name	163,900	(37,401)	126,499
NJU trade name	4,200	(22)	4,178
WestMed trade name	5,900	(143)	5,757

Total	$224,500	$(43,586)	$180,914

WP CityMD Topco LLC

Notes to Consolidated Financial Statements

December 31, 2021

Amortization expense for intangible assets for the year ended December 31, 2021 was $10.9 million, and is included in the cost of services on the consolidated statement of operations and comprehensive income. In 2021, the Company recorded an impairment of the Stat Health trade name amounting to $0.7 million which is included in the general and administrative expenses on the consolidated statement of operations and comprehensive income.

The estimated amortization expense for each of the five succeeding fiscal years and thereafter as of December 31, 2021 is as follows:

(in thousands)
Fiscal Year
2022	$20,655
2023	10,720
2024	10,720
2025	10,720
2026	10,720
Thereafter	117,379

10.	Investments in and Advances to Non-Consolidated Affiliates

Investments in and advances to non-consolidated affiliates consisted of the following as of December 31, 2021:

(in thousands)	2021
Equity method investments in SASC	$20,150
Other investments	6,345

Total	$26,495

SASC is 61.0% owned by the Company’s consolidated voting VIE entity, SMG. Refer to Note 5 – Variable Interest Entities for more information. While SMG has the ability to exercise significant influence over SASC’s operating and financial policies, it does not have a financial voting controlling interest in SASC due to the minority shareholders having certain veto approval rights that qualify as substantive participating rights in accordance with ASC 810, Consolidation. As a result, SMG’s investment interest in SASC is recorded using the equity method of accounting.

WP CityMD Topco LLC

Notes to Consolidated Financial Statements

December 31, 2021

SASC’s balance sheet consisted of the following as of December 31, 2021:

(in thousands)	2021
Assets
Current assets	$13,134
Long-term assets	3,986

Total assets	$17,120

Liabilities and equity
Liabilities	$4,204
Equity	12,916

Total liabilities and equity	$17,120

SASC’s statement of operations consisted of the following for the years ended December 31, 2021:

(in thousands)	2021
Statement of Operations
Revenues	$28,747
Expenses	(24,198)

Net income	$4,549

The Company’s share of SASC’s net income was $2.8 million for the year ended December 31, 2021 and is included in equity in net income of non-consolidated affiliates in the consolidated statement of operations and comprehensive income.

The Company recorded management fee revenue of $3.0 million and service fee revenue of $6.0 million related to the services provided by SHM and SMG to SASC under the terms of its MSA agreement for the year ended December 31, 2021. The Company has a receivable from SASC for $1.3 million as of December 31, 2021.

In December 2021, the Company purchased a 21% interest in Suburban Endoscopy Center, LLC, by acquiring a 43% interest in Suburban Holding Company, LLC (collectively referred to as “Suburban”), through SMG for $3.3 million. The purchase consideration consisted of $1.1 million in cash and $2.2 million in notes payable included in other current liabilities and other liabilities on the consolidated balance sheet. The investment in Suburban is accounted for under the equity method of accounting as the Company has the ability to exercise significant influence, but not control over Suburban. The Company acquired its interest from related parties.

WP CityMD Topco LLC

Notes to Consolidated Financial Statements

December 31, 2021

11.	Other accrued expenses

Other accrued expenses are recorded for various expenses incurred during the year but have not been settled as of year-end. Other accrued expenses consisted of the following as of December 31, 2021:

(in thousands)	2021
Corporate expenses	45,286
Clinical operating expenses	34,724
Patient/payor reimbursements	30,400
Inventories	2,402
Taxes	4,536
Other	2,580

Total Other accrued expenses	$119,929

12.	Debt

Debt consisted of the following as of December 31, 2021:

(in thousands)	2021
Long term debt
Amended term loan	$1,784,317
Debt issuance costs	(43,082)

Total term loan debt carrying value	1,741,235
Less: Current portion	(13,382)

Long term debt, net of current portion	$1,727,853

On August 13, 2019, the Company entered into a credit agreement (the “Credit Agreement”) consisting of a term loan of $900.0 million and a revolver facility of $150.0 million, including a $40.0 million letter of credit sub-facility, for the purposes of acquiring the multi-specialty healthcare companies, Zoonie and SMG.

The Company amended the Credit Agreement on January 21, 2021, (the “Refinancing Term Facility”), under which the Company refinanced the outstanding term loan of $891.0 million, increased its revolver facility from $150.0 million to $200.0 million, and increased the letter of credit sub-facility from $40.0 million to $53.3 million. The proceeds were used to refinance the Credit Agreement at a more favorable interest rate and pay off all amounts outstanding under the Credit Agreement.

Subsequently, on December 23, 2021, the Company further amended its Refinancing Term Facility, to include a term loan refinancing of $884.0 million (“Amended Refinancing Term Facility”), an incremental term loan of $900.0 million (the “Incremental Term Loan”, and together the “Amended Term Loan”), a $75.0 million increase to the revolver facility from $200.0 million to $275.0 million (the “Amended Revolver” and collectively, the “Amended Credit Agreement”) and increased the letter of credit sub-facility from $53.3 million to $88.3 million. The Amended Credit Agreement was executed primarily to fund the purchase price consideration in connection with the NJU and

WP CityMD Topco LLC

Notes to Consolidated Financial Statements

December 31, 2021

WestMed acquisitions, as well as to refinance the Refinancing Term Facility at a more favorable interest rate. Refer to Note 3 – Business Combinations for further details regarding the NJU and WestMed acquisitions.

In connection with both the Refinancing Term Facility and the Amended Credit Agreement, the Company expensed a total of approximately $3.9 million in third-party fees within General and administrative expenses in the consolidated statement of operations and comprehensive income. While the majority of the lenders consented to the respective terms of the Refinancing Term Facility and the Amended Credit Agreement, it was determined that certain lenders had extinguished their individual lending positions. As a result, a $2.0 million loss on debt extinguishment was recorded in interest expense, net in the consolidated statement of operations and comprehensive income. Total costs capitalized associated with the transactions amounted to $23.0 million. Of the amount, approximately $18.8 million and $2.0 million related to third-party costs and lender fees, respectively. An additional $2.2 million was associated with an original issue discount (“OID”) of

0.125% on both the Amended Refinancing Term Facility and the Incremental Term Loan.

Total amortization expense relating to OID and deferred financing costs, amounted to $5.1 million for the year ended December 31, 2021. The amortization is recorded in interest expense, net on a straight-line basis, which approximates the effective interest method over the terms of the related debt facilities. The Amended Revolver and the Amended Term Loan mature on December 22, 2026 and December 22, 2028, respectively. The total unamortized balance of OID and deferred financing costs as of December 31, 2021 was $43.1 million, recorded as a direct reduction from total long-term debt.

The Amended Credit Agreement requires approximately $4.5 million quarterly payments of principal beginning June 30, 2022. At the Company’s option, borrowings under the Amended Term Loan accrue interest at either: (i) the London Interbank Offer Rate (“LIBOR”) plus a margin of 3.25% or (ii) a base rate, as defined in the Amended Term Loan, plus a margin of 2.25%. The interest rate under the LIBOR election was 3.75% as of December 31, 2021. The interest rate on any outstanding debt related to the Amended Revolver is adjusted as funds are advanced at various rates. There was no balance outstanding on the Revolver as of December 31, 2021. As of December 31, 2021, the Company had outstanding letters of credit of $15.9 million, leaving $72.4 million available under the letter of credit sub-facility.

Maturities of debt, excluding unamortized debt issuance costs and discounts, are as follows:

(in thousands)
Fiscal Year
2022	$13,382
2023	17,843
2024	17,843
2025	17,843
2026	17,843
Thereafter	1,699,563

$1,784,317

WP CityMD Topco LLC

Notes to Consolidated Financial Statements

December 31, 2021

The Amended Credit Agreement contains financial and non-financial covenants including, among other thing, limitations on restricted payments including: (i) dividends and distributions from restricted subsidiaries, (ii) requirements of minimum financial ratios, as discussed below, and (iii) limitation on additional borrowings based on certain financial ratios. Failure to meet any of these covenants could result in an event of default under the Amended Credit Agreement. If an event of default occurs, the lenders could elect to declare all amounts outstanding under the Amended Credit Agreement to be immediately due and payable. As of December 31, 2021, the Company was in compliance with all covenants under the Amended Credit Agreement.

Under the Amended Credit Agreement, the Company is only subject to a financial ratio covenant if the aggregate outstanding borrowings on the Amended Revolver exceeds the greater of $110.0 million or 40.0% of the aggregate principal amount of the Amended Revolver on the last day of any fiscal quarter. If the criteria are met, the Company is a subject to a Senior Secured First Lien Net Leverage Ratio that does not exceed 8.50 to 1.00.

The Amended Credit Agreement is guaranteed and includes a pledge of the Company’s equity interests by certain of the Company’s subsidiaries. In addition, the Amended Credit Agreement is collateralized by substantially all the assets of the Company, excluding the assets of Bend and their respective management service organizations. Refer to Note 5 – Variable Interest Entities for more information.

13.	Seller Obligations

The seller obligations consisted of the following as of December 31, 2021:

2021

(in thousands)	Zoonie & SMG	CityMD	Other	Total
Current portion	$329	$1,210	$18,460	$19,999
Noncurrent portion	—	—	14,706	14,706

	$329	$1,210	$33,166	$34,705

The NJU acquisition includes $50.0 million of deferred cash consideration, which will be paid to the sellers in two equal installments of $25.0 million on the first and second anniversaries of the December 30, 2021 acquisition date, subject to the terms of the agreement. Of the $50.0 million in deferred cash consideration, $33.2 million was included as part of the NJU purchase price, taking into consideration services rendered by the recipients prior to the acquisition date but payable, contingent upon the recipients remaining employed at the time of payment. The remaining $16.8 million is tied to both the continued employment and services of the recipients over the two-year period. Thus, this amount will be accrued straight-line over the requisite service periods leading up to the respective payment dates. As of December 31, 2021, a total liability of $33.2 million was outstanding, of which $18.5 million was classified as Short-term seller obligations and $14.7 million was classified as Long-term seller obligations in the consolidated balance sheet.

The WestMed acquisition agreement also included $50.0 million of deferred cash consideration, payable to the sellers on the first anniversary of the December 23, 2021 acquisition date, subject to the terms of the agreement. The entire amount was excluded from the purchase price, as it was tied to both the continued employment and services of the recipients over the one-year period. Thus, this amount will be accrued straight-line over the requisite service period leading up to the payment date. As of December 31, 2021, the entire liability outstanding of $1.2 million was classified as Short-term seller obligations in the consolidated balance sheet.

WP CityMD Topco LLC

Notes to Consolidated Financial Statements

December 31, 2021

With respect to the acquisition of Zoonie (and SMG), $158.2 million of the purchase price was deferred without any contingent conditions. The amount of $83.2 million was paid to the sellers within one year of the August 13, 2019 acquisition date and the remaining $75.0 million balance was paid in fiscal year 2021. Certain investors committed to capital contributions to satisfy the Zoonie and CityMD seller obligations, subject to the terms of their agreements. Refer to Note 16 –Members’ Equity for more information. Total seller obligation payments made for the year ended December 31, 2021 were $82.5 million.

14.	Self-Insured Risks

The Company has self-insured programs for the professional liability risks of City Medical NY, SMG and Bend. This includes self-insured programs underwritten by RRG for New York and New Jersey medical professionals providing services at “CityMD” branded urgent care offices. Self-insured programs are underwritten by DHIC for SMG and its physician members in New Jersey providing services at SMG’s multi-specialty locations in New Jersey, and for Bend and its physician members in Oregon.

RRG is domiciled and holds a charter in the state of Vermont. DHIC is incorporated as an exempted company with limited liability under the Companies Law of the Cayman Islands and holds an Unrestricted Class “B(i)” Insurer’s License under the Cayman Islands Insurance Law. The RRG and DHIC have obtained reinsurance coverage that are funded via regularly scheduled premium payments. Coverage for the RRG is on a modified claims-made basis and coverage for DHIC is on a claims-made basis.

Self-insured risks consisted of the following as of December 31, 2021:

(in thousands)		2021
Entity	Type of coverage
RRG	Modified claims-made	$17,759
DHIC	Claims-made	13,513
SMG and Bend	Incurred but not reported	13,865
SMG and Bend	Claims-made excess coverage	4,000

	Total liabilities	49,137
	Less: Current portion	2,767

	Noncurrent self-insured risks	$46,370

Insurance recoveries recorded related to excess insurance coverage under the policies described below are $4.0 million, as of December 31, 2021, and are recorded within other assets on the consolidated balance sheet.

The RRG coverage limit is $1.3 million per physician with an aggregate limit of $3.9 million. RRG maintains reinsurance coverage of $1.05 million in excess above the first $0.25 million per claim.

The DHIC program has a $1.0 million retention limit for all NJ incidents with a total policy aggregate limit of $9.0 million. DHIC has an agreement with the third-party commercial insurance provider to fully front the primary limit with an “admitted” policy to be eroded by indemnity payments only. DHIC also has a third-party administrator agreement with the third-party commercial insurance provider to handle all claims services.

WP CityMD Topco LLC

Notes to Consolidated Financial Statements

December 31, 2021

The Bend insurance coverage under DHIC provides $1.0 million per claim, $3.0 million in aggregate per scheduled physician with the employer entity maintaining $3.0 million per claim, and an aggregate limit of $7.0 million which includes a $0.25 million deductible retention.

The Company’s self-insured liabilities contain uncertainties. The reserves and provisions for self-insured liabilities are based largely upon actuarial calculations and assumptions prepared by third-party actuaries. Based on the actuarial analysis, the Company estimates the ultimate cost of reported claims and claims incurred but not reported as of the consolidated balance sheet dates.

The time period to resolve claims can vary depending upon the jurisdiction, the nature, and the form of resolution of the claims. The estimation of the timing of payments beyond a year can vary significantly. In addition, if current and future claims differ from historical trends, the Company’s estimated reserves for self-insured claims may be significantly affected. The Company’s self-insurance reserves are not discounted.

The Company believes efforts to improve patient safety and overall quality of care have helped contain its ultimate claim costs. The Company believes self-insurance reserves are adequate to cover projected costs. Due to the considerable variability that is inherent in such estimates, there can be no assurance the ultimate liability will not exceed the estimates. If actual results are not consistent with assumptions and judgments, the Company may be exposed to gains or losses that could be material.

15.	Commitments and Contractual Obligations

The Company is party to service and other contracts in connection with conducting business. These contracts are primarily related to licensing, support, and medical supply commitments. Minimum amounts committed under these agreements consisted of the following as of December 31, 2021:

(in thousands)
Fiscal Year:
2022	$27,322
2023	19,442
2024	11,382
2025	6,527
2026	1,573
Thereafter	609

Expenses under these contracts for the year ended December 31, 2021 were $32.0 million.

As of December 31, 2021, the Company had outstanding letters of credit in the amounts of $8.4 million and $1.7 million in connection with the Westmed and NJU acquisitions, respectively. Cash held as collateral for the NJU letter of credit totaled $0.9 million as of December 31, 2021.

WP CityMD Topco LLC

Notes to Consolidated Financial Statements

December 31, 2021

16.	Members’ Equity

In 2021, the Company received proceeds of $38.1 million related to the sale of Class B-1 Membership Units to eligible individuals. $5.9 million was used to redeem Class B-1 Membership Units and Class I Incentive Units from certain individuals.

The Company also received capital contributions totaling $82.5 million from certain investors to fund the remaining deferred purchase price obligations associated with CityMD and Zoonie totaling $7.5 million and $75.0 million, respectively.

17.	Equity Incentive Plan

Equity compensation was granted to employees and certain other persons for providing services to the Company as defined in the Topco Operating agreement. During the year ended December 31, 2021, Topco equity was granted as part of purchase consideration for certain acquired entities. Refer to Note 3 – Acquisitions for further details. The Company was deemed to receive capital contributions equal to the amount of equity issued. In fiscal year 2021, equity granted included Class B-1 and B-1’ (“B-1 Prime”) Membership Units and Class E and I Incentive Units for the benefit of the Company. Certain units for capital interest in the Company are held, but are not granted to employees of the Company. See below for further details on the Membership Units and Incentive Units.

Class A-1, A-2 and A-3 Membership Units (“Class A Units”)

Class A Units are capital interests of the Company and are held by Warburg Pincus, other investors and certain legacy members of CityMD. The Class A Units have no specific unit amount authorized and reserved for issuance. All Class A Units are fully vested units that were not subject to vesting conditions. Class A Units outstanding as of December 31, 2021 were 287,828,545 of Class A-1 Units, 262,742,110 of Class A-2 Units, and 372,114,990 of Class A-3 Units.

Class B-1 Membership Units (“Class B-1 Units”)

During the year ended December 31, 2021, Class B-1 Units were granted that were immediately vested or vest over varying periods of time. Certain units have a performance vesting requirement based on specified criteria. The performance condition is considered probable. The Class B-1 Units have no specific unit amount authorized and reserved for issuance. During fiscal year 2021, Topco initiated a purchase and repurchase plan that benefited Company employees. This plan allowed certain employees to purchase Class B-1 Units at the estimated fair market value. The total cost of the Class B-1 Units purchased by employees as part of this plan during the year ended December 31, 2021 was $38.0 million. In addition, certain employees were able to sell Class B-1 Units back to Topco at the estimated fair market value. The total cost of the Class B-1 Units repurchased as part of this plan during the year ended December 31, 2021 was $5.4 million.

Class B-1 Prime Membership Units (“Class B-1 Prime Units”)

During the year ended December 31, 2021, Class B-1 Prime Units were granted. Some of the units were immediately vested and others vest over varying periods. Similar to the B-1 units, certain units have a performance vesting requirement that is considered probable. The Class B-1 Prime Units have no specific unit amount authorized and reserved for issuance.

Class E Incentive Units (“Class E Units”)

Under a deferred compensation plan entered into with employees, the Company granted Class E Units. The Class E Units have no specific unit amount authorized and reserved for issuance. The Class E Units vest upon an extraordinary change in control or liquidating event performance

WP CityMD Topco LLC

Notes to Consolidated Financial Statements

December 31, 2021

condition. The Class E Units aforementioned vesting condition was not considered probable of being achieved as of December 31, 2021; therefore, no compensation expense was recognized in fiscal year 2021.

Class I Incentive Units (“Class I Units”)

The Company granted Class I Units during fiscal years 2021. The total number of Class I Units reserved and available for issuance as of December 31, 2021 was 210,000,000. Each Class I Unit grant is split equally between a time-based vesting component and a market condition vesting component.

Time-Based Vesting of Class I Units

Half of the Class I Units vest over time. More specifically, ten percent (10.0%) of the Class I Units will vest on each of the first five (5) anniversaries following the vesting commencement date, subject in all cases to continued services through the applicable vesting date. The vesting period for such units begin on the vesting commencement date as specified in the grant agreement.

Market Condition Vesting of Class I Units

Half of the Class I Units have a market condition vesting component. These Class I Units have a residual value after all forms of Membership Units have received a preference amount. Vesting of these Class I Units is on the first date when the Membership Units have received an aggregate return on invested capital through such date, as determined on grant date. Ten percent (10.0%) vest when the aggregate return on invested capital is at least 1.5x; ten percent (10.0%) when at least 1.75x; ten percent (10.0%) when at least 2.0x; ten percent (10.0%) when at least 2.25x; and ten percent (10.0%) when at least 2.5x. Vesting is subject in all cases to the Incentive Member’s continued services.

Upon the consummation of a change in control extraordinary transaction, all of the unvested time vesting Class I Units immediately vest plus any market condition vesting Class I Units for which the market vesting hurdles described above have been met. Class I Units that have not satisfied market vesting hurdles, are eligible to vest in accordance with the grant agreement.

Generally, in the event of a distribution, Class A Units have preference over all other units, while Class B-1 and Class B-1 Prime Units have preference over Class E and Class I Incentive Units.

WP CityMD Topco LLC

Notes to Consolidated Financial Statements

December 31, 2021

The following table summarizes transactions involving outstanding awards during the year ended December 31, 2021:

(in thousands)
	Time Units			Total	Market Units	Performance Units	Total
		Class B-1
Granted Units	Class B-1	Prime	Class I		Class I	Class E
2021 weighted average grant date fair value	$0.89	$1.49	$0.51		$0.47	$0.43
2021 compensation expense per unit granted	$0.89	$1.49	$0.44		$0.38	N/A

Outstanding units at December 31, 2020	715,499	—	85,163	800,662	85,163	3,022	888,847
Units granted subject to vesting during the year	10,000	71,832	23,109	104,941	23,109	3,185	131,235
Units granted not subject to vesting during the year	—	79,824	—	79,824	—	—	79,824
Units forfeited during the year	—	—	(8,315)	(8,315)	(14,959)	—	(23,274)
Units cancelled, redeemed and exchanged	24,636	—	(1,114)	23,522	—	—	23,522

Outstanding units at December 31, 2021	750,135	151,656	98,843	1,000,634	93,313	6,207	1,100,154
Vested units as of December 31, 2020	714,044	—	13,892	727,936	13,892	—	741,828
Unvested units as of December 31, 2020	1,455	—	71,271	72,726	71,271	3,022	147,019
Vested units as of December 31, 2021	739,960	79,824	31,059	850,843	—	—	850,843
Unvested units as of December 31, 2021	10,175	71,832	67,784	149,791	93,313	6,207	249,311

2021 recognized compensation expense	$1,408	$2,762	$4,992	$9,162	$2,674	$—	$11,836
2021 unrecognized compensation expense	$7,832	$106,306	$20,890	$135,028	$18,360	$2,072	$155,460

All unit payments to employees are recognized in the financial statements based on their estimated grant-date fair value and amortized on a straight-line basis over the requisite service period. Compensation expense of $11.8 million was recognized in Equity-based and acquisition-related compensation in the Company’s consolidated statement of operations and comprehensive income for the year ended December 31, 2021. No Class E Units were expensed in fiscal years 2021 given the performance condition was not probable of being achieved. The unrecognized compensation expense for the Class B-1 Units, Class B-1 Prime Units and Class I Units is expected to be recognized over a weighted average period of 4.2 years, 3.0 years and 3.2 years, respectively. Repurchased amounts, besides the Class B-1 initiated purchase and repurchase plan, for the year ended December 31, 2021 was $0.5 million.

Determining Fair Value

Determining the appropriate fair value model and calculating the fair value of equity incentive plan units granted requires the input of highly subjective assumptions, including the expected volatility of the price of the units, the threshold value, the risk-free rate, and the expected term of the units.

These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, the share-based compensation expense could be materially different in the future. The Company estimates the fair value of each unit grant using the Black-Scholes option-pricing model. The Black-Scholes option pricing model requires estimates of key assumptions based on both historical information and management judgment regarding market factors and trends.

WP CityMD Topco LLC

Notes to Consolidated Financial Statements

December 31, 2021

The fair values of the Class B-1 Units, Class B-1 Prime Units, Class E Units and Class I Units granted during the year ended December 31, 2021 have been estimated using the following assumptions:

2021
Expected volatility	50% - 60%
Risk-free interest rate	0.21% - 0.46%
Expected term (in years)	2.62 Years - 3.9 Years
Strike price	Grant Date Threshold Values
Expected distributions	None

Expected volatility is developed using the historical volatilities of a peer group of public companies for a period equal to the expected term of the units. The risk-free interest rates for units granted are based on the constant maturity Treasury bond rates whose term is consistent with the expected life of a unit from the date of grant. The expected term for awards issued to employees is based on the expected time to a liquidity event from the grant date for the Company’s unit holders. The strike price for the units was based on the grant date threshold value stated in the grant notice. At the dates of the grants, the Company does not expect to make distribution payments for the units.

18.	Litigation Matters and Contingencies

The Company operates in a highly regulated and litigious industry. As a result, the Company has been and may in the future become involved in disputes or litigation from insurance carriers, patients, and employees in the normal conduct of business. The majority of the claims from patients and employees fall within the available insurance coverage.

The Company uses third-party commercial malpractice insurance programs, which are not self-insured and covers providers in northern NY multi-specialty practice and providers primarily focused on urology and related specialties.

The Company records accruals for contingent losses relating to such claims and lawsuits when available information indicates that a loss is probable, and the loss, or a range of the loss, can be reasonably estimated. The Company discloses the nature of the estimated loss, or range of the loss for all material losses that are reasonably possible or reasonably estimable based on available information.

Health care companies may be subject to audits by various governmental agencies and private parties have the right to bring lawsuits. There are no significant lawsuits where insurance coverage is not available and where settlement is both probable and estimable as of December 31, 2021.

On April 7, 2022, the Company received a Civil Investigative Demand (CID) from the U.S. Attorney’s Office, Southern District of New York, seeking information related to claims submitted by the Company to government healthcare programs for patients who received COVID-19 testing at the Company’s urgent care centers from March 2020 through April 7, 2022. The Company has produced documents and information in response to the CID and is cooperating with the investigation. As of the date of this report, the Company is not able to quantify a potential liability, if any, in connection with this matter.

In June 2021, the Company received a subpoena dated June 15, 2021 from the U.S. Attorney’s Office, District of New Jersey (“USAO”). The USAO informed us that they are investigating claims

WP CityMD Topco LLC

Notes to Consolidated Financial Statements

December 31, 2021

submitted to the Health Resources & Services Administration (“HRSA”) Uninsured Program. The Company received a supplemental subpoena on December 16, 2021 relating to the same issues. The Company has produced documents and information in response to both subpoenas. The Company continues to cooperate with the investigation.

19.	Income Taxes

The income tax benefit (expense) consisted of the following for the years ended December 31, 2021:

(in thousands)	2021
Income tax components:
Income before income tax provision and equity in earnings of affiliates	$225,820
Income tax benefit (expense) components:
Current income tax benefits (expenses):
Federal	$(10,258)
State and local	(18,324)

Total current income tax benefit (expense)	(28,582)

Deferred income tax benefits (expenses):
Federal	(8,104)
State and local	4,666

Total deferred income tax benefit (expense)	(3,438)

Total income tax benefit (expense)	$(32,020)

The provision for income taxes differs from the amounts computed by applying the U.S. federal income tax rate of 21.0% to pretax income primarily due to state and local income taxes and release of valuation allowance during the year. Franchise or similar taxes to the extent that it is based on capital or a non-income-based amount, is not presented as a component of income tax expense but is included in the Company’s general and administrative expenses for the amount of $1.5 million for the year ended December 31, 2021.

WP CityMD Topco LLC

Notes to Consolidated Financial Statements

December 31, 2021

The net deferred tax assets and liabilities, are compromised of the following as of December 31, 2021:

(in thousands)	2021
Deferred tax assets:
Accruals and bonus	$43,593
Deferred rent	19,947
Net operating loss carryforward	120,238
Valuation allowance	(107,856)

Total deferred tax assets	$75,922

Deferred tax liabilities:
Tax method change	$5,069
Intangibles	36,074
Depreciation	35,856
Other	7,052

Total deferred tax liabilities	84,051

Total deferred tax liabilities, net	$8,129

Under ASC 740, Income Taxes, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some or all of the deferred tax assets will not be realized based on all available positive and negative evidence. The Company evaluated positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and the results of recent operations; and concluded that it is more likely than not that deferred tax assets will be realized for the group that files a consolidated return under Holdco and released the valuation allowance in the amount of $35.0 million. Bend files a separate corporate tax return and as a result of a review of positive and negative evidence the Company continues to record the valuation allowance for Bend, which increased by

$0.6 million in 2021.

On December 23, 2021, the Company acquired WestMed that had net operating loss carryforwards of $499.8 million and on December 30, 2021, the Company acquired NJU that had net operating loss carryforwards of $20.7 million. Section 382 of the Internal Revenue Code imposes an annual limitation on the amount of a corporation’s U.S. federal taxable income that can be offset by net operating losses if it experiences a defined ownership change, therefore, the use of these net operating losses is subject to an annual limitation of $187 thousand. Considering the timeframe for the utilization of these net operating loss carryforwards, the Company recorded a valuation allowance in the amount of $105.2 million.

As of December 31, 2021, the Company had net operating loss carry forwards for federal income tax purposes of $564.0 million, which will begin to expire in 2031, if not utilized. Additionally, the Company had net operating loss carryforwards for state income tax purposes of $23.0 million, which will begin to expire in 2036, if not utilized.

WP CityMD Topco LLC

Notes to Consolidated Financial Statements

December 31, 2021

As of December 31, 2021, the Company had no material unrecognized tax benefits and, therefore, has not recorded a liability for unrecognized tax benefits. As of December 31, 2021, no interest or penalties were included in income tax expense. The Company does not expect any significant changes to unrecognized tax benefits within twelve months of the consolidated balance sheet date.

The Company is subject to U.S. federal, state, or local income tax examinations beginning with its 2018 tax year end. The Company does not have any outstanding income tax audits as of December 31, 2021.

20.	Benefit and Retirement Plans

Substantially all of the Company’s employees are eligible, upon qualification, to participate in the Company’s defined contribution plans (the “Plans”). Under the Plans, employees may contribute a portion of their eligible compensation. The Company matches employee contributions up to a certain percentage of the employees’ income. The percentage is determined annually. For the year ended December 31, 2021, the matching percentage was 4.0%, and total Company expenses were $20.1 million.

The Company participates in a noncontributory profit-sharing and a contributory 401(k) plan sponsored by SMG for all eligible employees. For the year ended December 31, 2021, the Company’s expenses were $1.4 million related to its safe harbor, discretionary, and profit-sharing contributions. Expenses for the Plans are recorded within compensation and related expenses in the consolidated statement of operations and comprehensive income.

The Company provides eligible employees with a long-term illness bank benefit (“LTIB”) that allows earned employment time to be banked and applied to future illness days while employed with the Company based on the terms of the Plan. If an employee retires, terminates employment (voluntary or involuntary), or dies, any accumulated LTIB hours are forfeited. The LTIB plan was modified to allow for benefits to accrue for employees employed prior to November 3, 2019 with no benefits accruing for new employees hired after November 2, 2019. The Company utilizes the services of independent valuation specialists to assist in the determination of the accrued LTIB liability that is based on the hours earned or banked and the expected number of long-term illness banked hours that will be used by employees while employed with the Company. The LTIB accrued benefit liability as of December 31, 2021 is $5.5 million and is included in long-term compensation and benefits on the consolidated balance sheet. Employees no longer accrue hours into their LTIB and any balance will remain in the LTIB for utilization by employees throughout the term of the employee’s employment.

21.	Subsequent Events

The Company has evaluated all events or transactions that occurred after December 31, 2021 through March 16, 2023, the date that the consolidated financial statements were available to be issued.

HRSA Funding

In March 2020, as part of the CARES Act, healthcare providers were eligible for reimbursement from HRSA for providing COVID-19 testing to uninsured individuals, subject to continued available funding. During 2021, the Company identified an overpayment by the HRSA program and recorded a liability of $7.1 million in other accrued expenses on the December 31, 2021 consolidated balance sheet. Subsequently, in 2022, the Company issued a refund to the program for the amount of the

WP CityMD Topco LLC

Notes to Consolidated Financial Statements

December 31, 2021

liability. Additionally, on March 15, 2022, HRSA announced that the uninsured program would stop accepting claims for payment of COVID-19 testing as of March 22, 2022 due to lack of sufficient funds. As of December 31, 2021, the Company’s accounts receivable balance in the consolidated balance sheet included $16.6 million of HRSA COVID-19 testing claims. These claims were subsequently deemed uncollectible and were written-off during the year ended December 31, 2022.

Master Service Agreement

On March 10, 2022, the Company issued a notification letter to a third-party service provider to terminate an existing services agreement by and between such third-party service provider and WestMed PLLC. The termination was part of planned integration activities of the WestMed business. In May 2022, the Company paid a $20.0 million termination fee, and the service termination took effect on December 12, 2022.

Business Combination

Pursuant to an asset purchase agreement, the Company acquired the business of Internal Medicine Associates, P.C. (“Med Associates”) on February 24, 2022. Med Associates operates a medical practice specializing in internal medicine in New York. The acquisition will enhance the Company’s position and ability to provide multi-specialty services to patients in New York. The total purchase price consideration was $28.4 million, which includes $19.1 million of cash paid at closing, $9.0 million of deferred cash consideration to be paid out over a two-year period without any contingent conditions, and $0.3 million of contingent consideration. The purchase price was allocated to property and equipment of $1.3 million and other assets of $0.1 million. The excess of purchase price recognized as goodwill amounted to $27.0 million. The entire amount of goodwill is deductible for tax purposes.

During the nine months ended September 2022, the Company completed other acquisitions for a total aggregate consideration of $28.0 million, net of cash acquired. The total aggregate consideration included $15.4 million of net cash consideration, $6.6 million of Topco equity units and $6.0 million of contingent Topco equity consideration tied to future business performance. The contingent Topco equity consideration is measured at fair value and is classified under level 3 as part of the fair value hierarchy. The fair value represents management’s estimate of the amount payable based on expected business performance. Additional consideration included $16.2 million in deferred cash consideration payable in equal annual installments over three years and Topco equity consideration of $10.8 million. Both the deferred cash and equity consideration are tied to the continued employment and services of the recipients post-acquisition. As such, the amounts are considered compensatory and are expensed over the requisite service periods. The total net fair value of the assets acquired was approximately $0.7 million, with the excess $27.3 million allocated to goodwill. The total amount of goodwill deductible for tax purposes is $8.4 million. The acquisitions expanded the Company’s multi-specialty services in new markets.

WP CityMD Topco LLC

Notes to Consolidated Financial Statements

December 31, 2021

Merger and restructuring with Village Practice Management Company, LLC

On November 7, 2022, the Company entered into an Agreement and Plan of Merger in which Village Practice Management Company, LLC (“VillageMD”) would acquire all of the outstanding equity interests in Topco.

On January 3, 2023, VillageMD, through its parent company following an internal reorganization, completed the acquisition of Topco in exchange for $7.0 billion aggregate consideration. In conjunction with the transaction, VillageMD paid off approximately $1.9 billion in outstanding borrowings associated with the Company’s Amended Credit Agreement, as defined in Note 12.